Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2006 relating to the financial statements and financial statement schedule of LogicVision, Inc., which appears in LogicVision, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California
May 15, 2006